UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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DAKOTA PLAINS HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

LONE STAR VALUE INVESTORS, LP LONE STAR VALUE INVESTORS GP, LLC LONE STAR VALUE MANAGEMENT, LLC JEFFREY E. EBERWEIN MICHAEL V. HIDALGO KEVIN M. RENDINO JOSHUA E. SCHECHTER GALEN G. VETTER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Lone Star Value Management, LLC, together with the other participants named herein (collectively, “Lone Star Value”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of Lone Star Value’s slate of five highly-qualified director nominees to the Board of Directors of Dakota Plains Holdings, Inc., a Nevada corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On March 24, 2016, Lone Star Value issued the following press release:

LONE STAR VALUE RESPONDS TO INACCURATE COMMENTS BY DAKOTA PLAINS

Confident Stockholders see through Company’s Attempt to Distract from its Poor Performance

OLD GREENWICH, CT, March 24, 2016 – Lone Star Value Management, LLC (together with its affiliates, “Lone Star Value”, “we” or “us”), the largest stockholder of Dakota Plains Holdings, Inc. (“Dakota Plains” or the “Company”) (NYSE MKT: DAKP), with ownership of approximately 11% of the Company’s outstanding shares, today addressed the Company’s inaccurate public statements made on March 18, 2016 regarding Lone Star Value and other matters.

Lone Star Value is confident that stockholders will see through the Company’s predictable attempts to distract stockholders from the Company’s undeniably poor stock price performance and the stockholder-unfriendly culture that has persisted under the leadership of the incumbent Board of Directors (the “Board”). Lone Star Value is committed to maximizing value for ALL Dakota Plains’ stockholders by upgrading and replacing the existing Board, overhauling the Company’s corporate governance and compensation policies, and running a proper strategic alternatives process. We encourage our fellow stockholders not to be misled by the inaccurate statements made by the Board, as clarified below, and instead remain focused on the opportunity to elect representatives who have their best interests in mind.

Unwinding of the Joint Venture Partnerships was Only the First of Many Steps - Where is the Value Creation?

In its press release, the Company claimed “the Board and management team have completely reshaped the company and exited an extremely onerous and value-destroying joint venture structure and have protected value creation at its principal asset, the Pioneer Terminal.” The Company’s statement seems to indicate that exiting the joint venture structure was the only step necessary to generate stockholder value; however, the value creation that the Company claims to have “protected” at the Pioneer Terminal simply has not been realized by stockholders considering the Company’s stock is down 90% since the joint venture structure was exited.1

In our letter dated December 15, 2014, we clearly explained our belief that unwinding the Company’s joint venture structure was an important first step to generating stockholder value, but more remained to be done to fully capitalize on the value of the Company’s assets and strategic advantages.2 We further expressed our disappointment that the Board waited so long to unwind its joint ventures, which we believe eroded stockholder value based on our belief that the cost of unwinding both the Marketing and Transloading joint ventures would have been lower if done sooner. We believe the Board’s flawed decision-making, which also includes unilaterally implementing numerous anti-stockholder provisions in an apparent attempt to entrench itself, has repeatedly impaired stockholder value. We would like to remind stockholders that the Company’s stock price has declined 91% since the Board was partially reconstituted in February 2015.3  It is evident to us that significant changes to the Board are necessary given the Company’s continued underperformance under the leadership of the incumbent Board.

The Impact of Oil Prices – No Excuse for Misleading Stockholders

We find no merit in Dakota Plains’ statement that “Lone Star Value also completely ignores the impact of the oil price collapse and the sweeping loss of value across the midstream market and MLPs.”4  Lone Star Value is well aware of the oil price collapse and the loss of value that has occurred across the midstream market and MLPs; however, we will not let the Board hide behind this excuse, particularly as relates to the 2015 EBITDA guidance of $23.4 million that it issued on December 12, 2014 and reiterated in March 2015. As more fully explained below, we believe the issuance of such guidance leads to two possible conclusions, neither of which is encouraging for stockholders:

1.	The Board and management team simply did not understand the changed industry conditions until very late in the downturn, which brings into question their ability to manage the Company; and/or
2.
The motive for issuing the guidance in December 2014 and reiterating it in March 2015 was to discourage Lone Star Value from running a proxy contest against the incumbent Board at the 2015 Annual Meeting.

The day immediately prior to the Board initially issuing the guidance on December 12, 2014, the price of WTI Crude Oil settled at $59.95 per barrel.

On March 2, 2015, the Company reiterated its guidance in another press release.  Craig McKenzie, CEO of Dakota Plains, is quoted in the release stating “our EBITDA guidance of $23.4 million for 2015 remains unchanged.”5  The price of oil settled at $49.76 per barrel on the previous trading day, down 17% from the day Dakota Plains originally issued its 2015 guidance.

On May 8, 2015, without any formal press release or SEC filing, Mr. McKenzie retracted the Company’s previously issued guidance during his prepared remarks on Dakota Plains’ Q1 2015 earnings call, stating “with respect to the annual guidance, this is guidance that we provided at the end of last year, I'd like to state that notwithstanding our solid Q1 performance, the conditions and assumptions underpinning that guidance have changed considerably in the last five months, and moreover, the environment remains fluid right now.”6 Moments later during the call, Mr. McKenzie stated that “it is no longer prudent to provide annual guidance.”  The price of oil settled at $58.94 per barrel the day prior to the Q1 2015 earnings release, up 18% since March 2, 2015 when the Company reiterated its 2015 guidance.

To summarize, oil prices were down 17% at the time the Company confirmed its 2015 EBITDA guidance in March 2015 from when the Company initially issued the guidance in December 2014; yet, after the price of oil had recovered 18% to approximately the same levels as when the guidance was initially issued in December 2014, the Company retracted its guidance in May 2015.

Again, given that oil prices had already experienced a major decline by the time the 2015 guidance was initially issued in December 2014 (and subsequently reiterated in the following months at even lower oil prices), we are concerned that the Board and management team do not fully understand the industry or were merely attempting to avoid a potential proxy contest. As a reminder, Dakota Plains’ adjusted EBITDA for 2015 was $8.7 million,7 63% below its initial guidance.

Lone Star Value Never Demanded the Company Convert to an MLP

Dakota Plains claimed in last week’s press release that “just last year Lone Star Value demanded the Company convert to an MLP,” a statement to which the Company attributes to a letter issued by Lone Star Value to the Board on December 15, 2014 in which we urged the Company to initiate a strategic alternatives review process.  If the Board took the time to carefully read our letter, it would realize that Lone Star Value never demanded that Dakota Plains convert to an MLP structure; instead, we stated “Given that Dakota Plains is now a pure-play Transloading company, we believe the time is right to initiate a Strategic Alternatives process whereby the Company would be sold in a competitive auction to the highest bidder, most likely to a MLP.”8  While the Company claims we demanded it to convert to an MLP structure, what we clearly stated was our belief that the Company should be sold to the highest bidder, which we believed would most likely be an MLP.

On the surface, it appears that the Company eventually did take the advice we actually gave in our December 15, 2014 letter to initiate a strategic alternatives process with its announcement on February 12, 2015 that it had retained SunTrust Robinson Humphrey to assist with a review of strategic alternatives available to the Company.9  However, we are concerned that the Company’s announcement was merely a ploy to appease stockholders prior to the nomination deadline for the 2015 Annual Meeting. In the following months, we received several phone calls from interested bidders claiming that neither the Company nor SunTrust were engaging with, or responding to, inquiries from such interested parties, leading us to believe that the announced “strategic alternatives” process was just for show. Considering the Company wasted over $1 million of stockholder capital on the strategic alternatives process that was presumably abandoned in Q3 2015 with the Company’s release of SunTrust,10 we have strong and real concerns that the incumbent Board and management team will say and do whatever is necessary to gain favor with stockholders in an attempt to remain in power.

Smear Attacks on Lone Star Value’s Track Record

“Lone Star Value’s approach smacks of self-interest and either breathtaking ignorance or something worse – an effort to distract from performance issues across the entire Lone Star Value investment portfolio”11

Not only is Dakota Plains’ statement embarrassingly unprofessional, it is an unfounded attack on the performance of Lone Star Value’s portfolio that is completely unsubstantiated. In a failed attempt to justify its claim, the Company included a link to Lone Star Value’s most recent 13F filing with the Securities and Exchange Commission, which discloses certain of our long positions as of December 31, 2015. Any well-informed observer should know that 13F filings do not disclose a fund’s total performance; rather, such filings only report the quantities and market value of Section 13(f) securities as of a particular date, without regard to short positions and securities that do not appear on the list of official Section 13(f) securities. Despite the extremely poor performance of our holdings in Dakota Plains, we are pleased to report that Lone Star Value’s portfolio experienced positive returns in 2015.  Similarly, the Company goes on to try to smear the reputation of Lone Star Value by bringing up its own unadjudicated allegations against a former Lone Star Value employee, which bear no relevance to the current dire state of the Company precipitated by this Board’s failures of oversight, nor does it change the need for Board reconstitution if the Company is to reverse course.

Dakota Plains’ allegations are smear attacks, not facts.  The facts are that Dakota Plains has dramatically underperformed, with a stock price decline of 96% during Craig McKenzie’s tenure as CEO12 and a decline of 91% since the Board was partially reconstituted last year.13

Lone Star Value remains committed to taking the steps necessary to maximize stockholder value at Dakota Plains and looks forward to providing stockholders with an opportunity to elect five highly-qualified director candidates at the 2016 Annual Meeting who are fully committed to driving stockholder value at the Company.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Lone Star Value Investors, LP, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of five highly-qualified director nominees at the 2016 annual meeting of stockholders of Dakota Plains Holdings, Inc., a Nevada corporation (the “Company”).

LONE STAR VALUE MANAGEMENT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Lone Star Value Investors, LP (“Lone Star Value Investors”), Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, LLC (“Lone Star Value Management”), Jeffrey E. Eberwein, Michael Hidalgo, Kevin Rendino, Joshua E. Schechter, and Galen G. Vetter (collectively, the “Participants”).

As of the date hereof, Lone Star Value Investors directly beneficially owns 5,654,454 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company.  Lone Star Value GP, as the general partner of Lone Star Value Investors, may be deemed the beneficial owner of the 5,654,454 shares of Common Stock beneficially owned by Lone Star Value Investors.  As of the date hereof, 400,000 shares of Common Stock were held in a certain account managed by Lone Star Value Management (the “Separately Managed Account”).  Lone Star Value Management, as the investment manager of Lone Star Value Investors and the Separately Managed Account, may be deemed the beneficial owner of the 6,054,454 shares of Common Stock beneficially owned in the aggregate by Lone Star Value Investors and held in the Separately Managed Account.  Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, may be deemed the beneficial owner of the 6,054,454 shares of Common Stock beneficially owned in the aggregate by Lone Star Value Investors and held in the Separately Managed Account.  As of the date hereof, none of Messrs. Hidalgo, Rendino, Schechter or Vetter beneficially own any shares of Common Stock.

About Lone Star Value Management:

Lone Star Value Management, LLC ("Lone Star Value") is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all stockholders.  Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors.  Lone Star Value is based in Old Greenwich, CT.

Investor Contact:

John Glenn Grau
InvestorCom
(203) 972-9300 ext. 11

1 Stock price decline since Dakota Plains announced buyout of joint venture partnership calculated from 12/07/2014 to 03/18/2016.
2 http://www.prnewswire.com/news-releases/lone-star-value-issues-open-letter-to-the-board-of-dakota-plains-300009412.html
3 Stock price decline during new Board’s tenure calculated from 02/12/2015 to 02/29/2016.
4 http://files.shareholder.com/downloads/AMDA-2SK2PP/1263661114x0x882032/B3821094-3E92-4702-8344-93D40A13B885/DAKP_News_2016_3_18_General_Releases.pdf
5 http://files.shareholder.com/downloads/AMDA-2SK2PP/1263661114x0x812835/F6CF2EDA-B654-42CC-81D4-9E002AE66EB3/DAKP_News_2015_3_2_General_Releases.pdf
6 http://seekingalpha.com/article/3166306-dakota-plains-dakp-ceo-craig-mckenzie-on-q1-2015-results-earnings-call-transcript?part=single
7 http://files.shareholder.com/downloads/AMDA-2SK2PP/1263661114x0x880775/A0DDB8D2-7247-4F25-A5E0-342FD1867FB3/DAKP_News_2016_3_11_General_Releases.pdf
8 http://www.prnewswire.com/news-releases/lone-star-value-issues-open-letter-to-the-board-of-dakota-plains-300009412.html
9 http://files.shareholder.com/downloads/AMDA-2SK2PP/1263661114x0x809230/21A96DBF-6411-4D68-8A18-BD3D0A956D62/DAKP_News_2015_2_12_General_Releases.pdf
10 http://seekingalpha.com/article/3664226-dakota-plains-holdings-dakp-ceo-craig-mckenzie-q3-2015-results-earnings-call-transcript?part=single
11 http://files.shareholder.com/downloads/AMDA-2SK2PP/1263661114x0x882032/B3821094-3E92-4702-8344-93D40A13B885/DAKP_News_2016_3_18_General_Releases.pdf
12 Stock price decline during Mr. McKenzie’s tenure as CEO at Dakota Plains calculated from 02/12/2013 to 02/29/2016.
13 Stock price decline during new Board’s tenure calculated from 02/12/2015 to 02/29/2016.